EXHIBIT 5




                               September 12, 1994





   Universal Foods Corporation
   433 East Michigan Street
   Milwaukee, Wisconsin  53202

   Ladies and Gentlemen:

             We have acted as counsel for Universal Foods Corporation, a Wisconsin corporation (the "Company"), in connection with the preparation of a Form S-8 Registration Statement (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to 1,200,000 shares of the Company's Common Stock, $.10 par value per share (the "Common Stock"), and rights to purchase shares of Common Stock associated with each share of Common Stock ("Rights") that may be issued or acquired pursuant to the Universal Foods Corporation 1994 Employee Stock Plan (the "Plan"). The terms of the Rights are as set forth in that certain Rights Agreement, dated as of September 8, 1988, as amended, by and between the Company and Firstar Trust Company (the "Rights Agreement").

             In this regard, we have examined: (a) the Plan; (b) signed copies of the Registration Statement; (c) the Company's Articles of Incorporation and Bylaws, as amended to date; (d) resolutions of the Company's Board of Directors relating to the Plan; (e) the Rights Agreement; and (f) such other documents and records as we have deemed necessary to enable us to render this opinion.

             Based upon the foregoing, we are of the opinion that:

             1. The Company is a corporation validly existing under the laws of the State of Wisconsin.

             2. The shares of Common Stock, when issued by the Company in the manner contemplated in the Plan, will be validly issued, fully paid and nonassessable, except as otherwise provided by Section 180.0622(2)(b) of the Wisconsin Statutes.

             3. The Rights when issued pursuant to the terms of the Rights Agreement will be validly issued.

             We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of said Act.

                                      Very truly yours,




                                      FOLEY & LARDNER